Exhibit 15


November 1, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

     We are aware that our reports dated April 25, 2000, July 26, 2000 and October 23, 2000, on our reviews of interim unaudited consolidated financial information of Minnesota Mining and Manufacturing Company and Subsidiaries (the "Company") for the periods ended March 31, 2000 and 1999, June 30, 2000 and 1999 and September 30, 2000 and 1999, and included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, are incorporated by reference in the Company's Registration Statement on Form S-4, for the registration of shares of the Company's Common Stock in connection with its acquisition of Robinson Nugent, Inc.

                                        /s/ PRICEWATERHOUSECOOPERS LLP

                                        PRICEWATERHOUSECOOPERS LLP